INVESTMENT MANAGEMENT SERVICES AGREEMENT

COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC

This Agreement, dated as of May 1, 2010, is by and between Columbia Management Investment Advisers, LLC (formerly known as RiverSource Investments, LLC) (the “Investment Manager”), a Minnesota limited liability company and Columbia Funds Master Investment Trust, LLC (the “Registrant”), a Delaware limited liability company, on behalf of those portfolios of the Registrant now or hereafter listed in Schedule A hereto (each a “Master Portfolio” and collectively, the “Master Portfolios”).

Part One: INVESTMENT MANAGEMENT AND OTHER SERVICES

(1)

The Master Portfolio hereby retains the Investment Manager, and the Investment Manager hereby agrees, for the period of this Agreement and under the terms and conditions hereinafter set forth, to furnish the Master Portfolio continuously with investment advice; to determine, consistent with the Master Portfolio’s investment objectives, strategies and policies as from time to time set forth in its then-current prospectus or statement of additional information, or as otherwise established by the Board of Directors/Trustees (the “Board”), which investments, in the Investment Manager’s discretion, shall be purchased, held or sold, and to execute or cause the execution of purchase or sell orders; to recommend changes to investment objectives, strategies and policies to the Board, as the Investment Manager deems appropriate; to perform investment research and prepare and make available to the Master Portfolio research and statistical data in connection therewith; and to furnish all other services of whatever nature that the Investment Manager from time to time reasonably determines to be necessary or useful in connection with the investment management of the Master Portfolio as provided under this Agreement; subject always to oversight by the Board and the authorized officers of the Master Portfolio. The Investment Manager agrees: (a) to maintain an adequate organization of competent persons to provide the services and to perform the functions herein mentioned (to the extent that such services and functions have not been delegated to a subadviser); and (b) to maintain adequate oversight over any subadvisers hired to provide services and to perform the functions herein mentioned. The Investment Manager agrees to meet with any persons at such times as the Board deems appropriate for the purpose of reviewing the Investment Manager’s performance under this Agreement and will prepare and furnish to the Board such reports, statistical data and other information relating to the investment management of the Master Portfolio in such form and at such intervals as the Board may reasonably request. The Master Portfolio agrees that the Investment Manager may, at its own expense, subcontract for certain of the services described under this Agreement (including with affiliates of the Investment Manager) with the understanding that the quality and scope of services required to be provided under this Agreement shall not be diminished thereby, and also with the understanding that the Investment Manager shall obtain such approval from the Board and/or Master Portfolio shareholders as is required by applicable law, rules and regulations promulgated thereunder, terms of this Agreement, resolutions of the Board and commitments of the Investment Manager. The Investment Manager agrees that, in the event it subcontracts with another party for some or all of the investment management services contemplated by this Agreement with respect to the Master Portfolio in reliance on its

“manager-of-managers” exemptive order (Investment Company Act Release No. 25664 (July 16, 2002)) or a subsequent order containing such conditions, the Investment Manager will retain overall supervisory responsibility for the general management and investment of the Master Portfolio and, subject to review and approval by the Board, will set the Master Portfolio’s overall investment strategies (consistent with the Master Portfolio’s then-current prospectus and statement of additional information); evaluate, select and recommend one or more subadvisers to manage all or a portion of the Master Portfolio’s assets; when appropriate, allocate and reallocate the Master Portfolio’s assets among multiple subadvisers; monitor and evaluate the investment performance of subadvisers; and implement procedures reasonably designed to ensure that the subadvisers comply with the Master Portfolio’s investment objectives, policies and restrictions.

(2)	The Investment Manager shall comply (or cause the Master Portfolio to comply, as applicable) with all applicable law, including but not limited to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “1940 Act”), the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder, the 1933 Act, and the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Master Portfolio as a regulated investment company.

(3)	The Investment Manager shall allocate investment opportunities among its clients, including the Master Portfolio, in a fair and equitable manner, consistent with its fiduciary obligations to clients. The Master Portfolio recognizes that the Investment Manager and its affiliates may from time to time acquire information about issuers or securities that it may not share with, or act upon for the benefit of, the Master Portfolio.

(4)	The Investment Manager agrees to vote proxies and to provide or withhold consents, or to provide such support as is required or requested by the Board in conjunction with voting proxies and providing or withholding consents, solicited by or with respect to the issuers of securities in which the Master Portfolio’s assets may be invested from time to time, as directed by the Board from time to time.

(5)	The Investment Manager agrees that it will maintain all required records, memoranda, instructions or authorizations relating to the management of the assets for the Master Portfolio, including with respect to the acquisition or disposition of securities. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Manager hereby agrees that all records that it maintains for each Master Portfolio under this Agreement are the property of the Registrant and further agrees to surrender promptly to the Registrant any of such records upon request.

(6)	The Master Portfolio agrees that it will furnish to the Investment Manager any information that the latter may reasonably request with respect to the services performed or to be performed by the Investment Manager under this Agreement.

(7)

In selecting broker-dealers for execution, the Investment Manager will seek to obtain best execution for securities transactions on behalf of the Master Portfolio, except where otherwise directed by the Board. In selecting broker-dealers to execute transactions, the

Investment Manager may consider not only available prices (including commissions or mark-up), but also other relevant factors such as, without limitation, the characteristics of the security being traded, the size and difficulty of the transaction, the execution, clearance and settlement capabilities as well as the reputation, reliability, and financial soundness of the broker-dealer selected, the broker-dealer’s risk in positioning a block of securities, the broker-dealer’s execution service rendered on a continuing basis and in other transactions, the broker-dealer’s expertise in particular markets, and the broker-dealer’s ability to provide research services. To the extent permitted by law, and consistent with its obligation to seek best execution, the Investment Manager may, except where otherwise directed by the Board, execute transactions or pay a broker-dealer a commission or markup in excess of that which another broker-dealer might have charged for executing a transaction provided that the Investment Manager determines, in good faith, that the execution is appropriate or the commission or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Master Portfolio and other clients for which it acts as investment adviser. The Investment Manager shall not consider the sale or promotion of shares of the Master Portfolio, or other affiliated products, as a factor in the selection of broker dealers through which transactions are executed.

(8)	Except for willful misfeasance, bad faith or negligence on the part of the Investment Manager in the performance of its duties, or reckless disregard by the Investment Manager of its obligations and duties, under this Agreement, neither the Investment Manager, nor any of its respective directors, officers, partners, principals, employees, or agents shall be liable for any acts or omissions or for any loss suffered by the Master Portfolio or its shareholders or creditors. To the extent permitted by applicable law, each of the Investment Manager, and its respective directors, officers, partners, principals, employees and agents, shall be entitled to rely, and shall be protected from liability in reasonably relying, upon any information or instructions furnished to it (or any of them as individuals) by the Master Portfolio or its agents which is believed in good faith to be accurate and reliable. The Master Portfolio understands and acknowledges that the Investment Manager does not warrant any rate of return, market value or performance of any assets in the Master Portfolio. Notwithstanding the foregoing, the federal securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall constitute a waiver of any right which the Master Portfolio may have under such laws or regulations.

Part Two: COMPENSATION TO THE INVESTMENT MANAGER

(1)	The Master Portfolio agrees to pay to the Investment Manager, in full payment for the services furnished, a fee as set forth in Schedule A.

(2)	The fee shall be accrued daily (unless otherwise directed by the Board consistent with the prospectus and statement of additional information of the Master Portfolio) and paid on a monthly basis and, in the event of the effectiveness or termination of this Agreement, in whole or in part with respect to any Master Portfolio, during any month, the fee paid to the Investment Manager shall be prorated on the basis of the number of days that this Agreement is in effect during the month with respect to which such payment is made.

(3)	The fee provided for hereunder shall be paid in cash by the Master Portfolio to the Investment Manager within five business days after the last day of each month.

Part Three: ALLOCATION OF EXPENSES

(1)	The Investment Manager shall (a) furnish at its expense such office space, supplies, facilities, equipment, clerical help and other personnel and services as are required to render the services contemplated to be provided by it pursuant to this Agreement and (b) pay the compensation of the trustees or officers of the Master Portfolio who are directors, officers or employees of the Investment Manager (except to the extent the Board of the Master Portfolio shall have specifically approved the payment by the Master Portfolio of all or a portion of the compensation of the Master Portfolio’s chief compliance officer or other officer(s)). Except to the extent expressly assumed by the Investment Manager, and except to the extent required by law to be paid or reimbursed by the Investment Manager, the Investment Manager shall have no duty to pay any Master Portfolio operating expenses incurred in the organization and operation of the Master Portfolio.

Part Four: MISCELLANEOUS

(1)	The Investment Manager shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement or otherwise, shall have no authority to act for or represent the Master Portfolio.

(2)	The Master Portfolio acknowledges that the Investment Manager and its affiliates may perform investment advisory services for other clients, so long as the Investment Manager’s services to the Master Portfolio under this Agreement are not impaired thereby. The Investment Manager and its affiliates may give advice or take action in the performance of duties to other clients that may differ from advice given, or the timing and nature of action taken, with respect to the Master Portfolio, and the Investment Manager and its affiliates and their respective clients may trade and have positions in securities of issuers where the Master Portfolio may own equivalent or related securities, and where action may or may not be taken or recommended for the Master Portfolio. Nothing in this Agreement shall be deemed to impose upon the Investment Manager or any of its affiliates any obligation to purchase or sell, or recommend for purchase or sale for the Master Portfolio, any security or any other property that the Investment Manager or any of its affiliates may purchase, sell or hold for its own account or the account of any other client.

(3)

Neither this Agreement nor any transaction pursuant hereto shall be invalidated or in any way affected by the fact that Board members, officers, agents and/or shareholders of the Master Portfolio are or may be interested in the Investment Manager or any successor or assignee thereof, as directors, officers, stockholders or otherwise; that directors, officers, stockholders or agents of the Investment Manager are or may be interested in the Master Portfolio as Board members, officers, shareholders or otherwise; or that the Investment

Manager or any successor or assignee is or may be interested in the Master Portfolio as shareholder or otherwise, provided, however, that neither the Investment Manager, nor any officer, Board member or employee thereof or of the Master Portfolio, shall knowingly sell to or buy from the Master Portfolio any property or security other than shares issued by the Master Portfolio, except in accordance with applicable regulations, United States Securities and Exchange Commission (“SEC”) orders or published SEC staff guidance.

(4)	Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the party to this Agreement entitled to receive such, at such party’s principal place of business, or to such other address as either party may designate in writing mailed to the other in accordance with this Paragraph (4).

(5)	All information and advice furnished by the Investment Manager to the Master Portfolio under this Agreement shall be confidential and shall not be disclosed to unaffiliated third parties, except as required by law, order, judgment, decree, or pursuant to any rule, regulation or request of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization. All information furnished by the Master Portfolio to the Investment Manager under this Agreement shall be confidential and shall not be disclosed to any unaffiliated third party, except as permitted or required by the foregoing, where it is necessary to effect transactions or provide other services to the Master Portfolio, or where the Master Portfolio requests or authorizes the Investment Manager to do so. The Investment Manager may share information with its affiliates in accordance with its privacy and other relevant policies in effect from time to time.

(6)	This Agreement shall be governed by the internal substantive laws of the Commonwealth of Massachusetts without regard to the conflicts of laws principles thereof.

(7)	The names “Columbia Funds Master Investment Trust, LLC” and “Board Members of Columbia Funds Master Investment Trust, LLC” refer respectively to the Registrant initially created by the Declaration of Trust, which subsequently converted from a Delaware statutory trust to a Delaware limited liability company, and the Board Members as Board Members but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Registrant arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Registrant and that no Board Member, officer or shareholder shall be personally liable for any such liabilities. All persons dealing with any Master Portfolio of the Registrant must look solely to the property belonging to such Master Portfolio for the enforcement of any claims against the Registrant.

(8)

If any term, provision, agreement, covenant or restriction of this Agreement is held by a court or other authority of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

(9)	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes and all of which, taken together, shall constitute one and the same instrument.

Part Five: RENEWAL AND TERMINATION

(1)	This Agreement shall continue in effect for two years from the date of its execution, and from year to year thereafter, unless and until terminated by either party as hereinafter provided, only if such continuance is specifically approved at least annually (a) by the Board or by a vote of the majority of the outstanding voting securities of the Master Portfolio and (b) by the vote of a majority of the Board members who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term “interested person” shall have the same meaning as set forth in the 1940 Act and any applicable order or interpretation thereof issued by the SEC or its staff. As used in this agreement, the term “majority of the outstanding voting securities of the Master Portfolio” shall have the same meaning as set forth in the 1940 Act.

(2)	This Agreement may be terminated, with respect to any Master Portfolio, by either the Master Portfolio or the Investment Manager at any time by giving the other party 60 days’ written notice of such intention to terminate, provided that any termination shall be made without the payment of any penalty, and provided further that termination may be effected either by the Board or by a vote of the majority of the outstanding voting securities of the Master Portfolio.

(3)	This Agreement shall terminate in the event of its assignment, the term “assignment” for this purpose having the same meaning as set forth in the 1940 Act, unless the SEC issues an order exempting such assignment from the provisions of the 1940 Act requiring such termination, in which case this Agreement shall remain in full force and effect, subject to the terms of such order.

(4)	Except as prohibited by the 1940 Act, this Agreement may be amended with respect to any Master Portfolio upon written agreement of the Investment Manager and the Trust, on behalf of that Master Portfolio.

Part Six: Use of Name

(1)	At such time as this Agreement or any extension, renewal or amendment hereof, or any similar agreement with any organization which shall have succeeded to the business of the Investment Manager, shall no longer be in effect, the Master Portfolio will cease to use any name derived from the name of the Investment Manager or of any organization which shall have succeeded to the Investment Manager’s business as investment adviser.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.

COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC
on behalf of the Funds

By:	/s/ Michael G. Clarke

Name:	Michael G. Clarke
Title:	Senior Vice President and Chief Financial Officer

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Amy K. Johnson

Name:	Amy K. Johnson
Title:	Senior Vice President

Investment Management Services Agreement

Schedule A

Master Portfolio	Assets	Rate of Fee[1]
Columbia International Value Master Portfolio	First $500 million	0.85%
	In excess of $500 million and up to $1 billion	0.80%
	In excess of $1 billion and up to $1.5 billion	0.75%
	In excess of $1.5 billion and up to $3 billion	0.70%
	In excess of $3 billion and up to $6 billion	0.68%
	In excess of $6 billion	0.66%

[1].	Annual rates based on a percentage of the Master Portfolio’s average daily net assets.

Schedule A to Investment Management Services Agreement